EXHIBIT A


For release Monday, September 18, 1995, 1:05 PM (Pacific Time)

SYNTHETECH ANNOUNCES PLANS TO CONSTRUCT NEW PLANT

Albany, OR, September 18, 1995 -- Synthetech, Inc. (NASDAQ - NZYM) announced today plans to build a multi-million dollar manufacturing plant to increase its capacity to produce pharmaceutical intermediates. The new plant will be built on a site adjacent to its existing facilities in Albany, Oregon. The Company expects to complete construction by the end of 1996.

M. 'Sreeni' Sreenivasan, President & CEO, noted, "As our business has evolved, the Company is approaching manufacturing capacity constraints in its existing facility. The new plant will allow us to continue our track record of responsive service to our pharmaceutical customers worldwide. With this expansion, we believe that the Company will be strategically positioned to respond rapidly to new opportunities as they develop." While this is a significant and exciting development, he cautioned that the Company continues to expect fluctuations in quarterly revenues due to the business and regulatory dynamics inherent in pharmaceutical development.

Synthetech's Peptide Building Blocks and specialty amino acids are used by pharmaceutical companies to make a wide range of drugs under development as potential therapies for AIDS, cancer, cardiovascular and other diseases.


MORE INFORMATION:

M "Sreeni" Sreenivasan, President & CEO	(503)967-6575
Charlie Williams, CFO				(503)967-6575